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                                                                Rule 424(b)(3)
                                                                    333-103994

            Addendum to Prospectus Supplement Dated April 11, 2003

                                                        Dated: April 11, 2003
                               STATE OF ISRAEL
                                 $600,000,000
                  EIGHTH INFRASTRUCTURE AND ABSORPTION ISSUE
                       ZERO COUPON DOLLAR SAVINGS BONDS

The purchase price of each State of Israel Eighth Infrastructure and Absorption Issue Zero Coupon Dollar Savings Bond due to mature ten years from Issue Date during the Sales Period commencing April 1, 2003 and terminating on April 30, 2003 is $3,335, representing an effective yield to maturity of 6.05%.

To ensure purchase of a Bond at such price, the purchase price and all supporting documentation must be received by Development Corporation for Israel by April 25, 2003.